EX-FILING FEES

The prospectus supplement to which this Exhibit is attached is a final prospectus supplement for the related offering. The maximum aggregate offering price for such offering US$1,023,300,000.00.

	Security Type	Security Class Tiles	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid in Connection with Unsold Securities to be Carried Forward
Fees to be Paid	—	—	—	—	—	US$0.00	—	US$0.00	—	—	—	—
Fees Previously Paid	Equity	Common shares, without par value, which may be represented by American depositary shares	457(r)	270,000,000	US$3.79	US$1,023,300,000.00	.0000927	US$94,859.91	—	—	—	—